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                                                                      Exhibit 99







               BRUSH ENGINEERED MATERIALS INC. SUSPENDS QUARTERLY
                   COMMON STOCK DIVIDENDS AND REVISES OUTLOOK
                          FOR THE REMAINDER OF THE YEAR


                              FOR IMMEDIATE RELEASE

         CLEVELAND, Ohio -- September 11, 2001 -- The Board of Directors of Brush Engineered Materials Inc. (NYSE-BW) today elected to suspend payment of quarterly dividends on its common stock. Previously, the Company had paid a quarterly dividend of $0.12 per share.

         Commenting on this action, Gordon D. Harnett, Chairman and Chief Executive Officer, stated, "While we recognize the importance of a cash dividend to our shareholders, the continued prolonged global weakness in the telecommunication and computer markets and the uncertain outlook are having a significant impact on our overall operating and financial performance. In addition, redirecting the cash from the dividend to alternate uses, including new growth opportunities, will allow the Company to more effectively create shareholder value. For these reasons, the Board believes that it is appropriate to suspend the dividend for the time being."

         As a result of the continued market weaknesses, the Company now expects the estimated loss for the third quarter of 2001 to be greater than the previous forecast range of $0.10 to $0.20 per share. Although it is very difficult to forecast in this uncertain economic environment, the Company also now anticipates a slight loss in the fourth quarter 2001.

         Harnett also stated that, "We are committed to rewarding our shareholders for their support. This action, along with the previously announced workforce reductions, overhead spending cuts and manufacturing cost reduction actions, will provide improved financial leverage and flexibility. I remain convinced that we are well positioned in what will again be attractive growth markets and thus will be able to capitalize on their recovery."






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Forward-looking Statements

         Any forward-looking statements in this announcement are based on current expectations. The Company's performance may differ materially from that contemplated by the forward-looking statements as a result of a variety of factors, including actual performance in the remainder of the current quarter and the fourth quarter of 2001, the global and domestic economy, fluctuations in customer demand, manufacturing yields and operating performances at the Company's various facilities, changes in product mix, financial condition of customers, the timely and successful completion of pending capital expansions, tax rates, exchange rates, energy costs and other matters referred to in the Company's Securities and Exchange Commission filings.

         Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.



FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:                                             Media:
----------                                             ------

Michael C. Hasychak                                    Patrick S. Carpenter
216/383-6823                                           216/383-6835

http://www.BEMinc.com

















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